Exhibit 99.1

Petra Acquisition Inc. Announces Pricing of $70 Million Initial Public Offering

New York, NY, Oct. 08, 2020 (GLOBE NEWSWIRE) — Petra Acquisition, Inc. (Nasdaq: PAICU) (the “Company”) announced today that its Registration Statement on Form S-1 (SEC File No. 333-240175) was declared effective by the Securities and Exchange Commission. The closing of the Company’s initial public offering of 7,000,000 units is expected to occur on or about October 13, 2020. Each unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one warrant, with each warrant entitling the holder to purchase one share of Common Stock at a price of $11.50 per share. Each unit will be sold at an offering price of $10.00 per unit for aggregate gross proceeds of $70,000,000. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on Nasdaq under the symbols “PAIC” and “PAICW,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 1,050,000 units offered by the Company to cover over-allotments, if any.

LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. acted as joint book-running managers and Northland Capital Markets and Ingalls & Snyder LLC acted as co-managers of the offering. The offering is being made only by means of a prospectus, copies of which may be obtained from LifeSci Capital LLC, 250 West 55th Street, 34th Floor, New York, NY 10019, Attn: Syndicate Department, 212-661-0200 or Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, Attn: Syndicate Department.

Petra Acquisition, Inc. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, with an initial focus on target businesses in the healthcare or a healthcare-related industry. However, the Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Northland Capital Markets is the trade name for certain capital markets and investment banking divisions of Northland Securities, Inc., Member FINRA and SIPC.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the initial public offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:
Andreas Typaldos
Chief Executive Officer
Petra Acquisition, Inc.
(917) 622-5800